As filed with the Securities and Exchange Commission on December 20, 2000
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

DEL MONTE FOODS COMPANY
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)		13-3542950 (I.R.S. Employer Identification No.)

One Market, San Francisco, California 94105
(Address of Principal Executive Offices) (Zip Code)
______________________

Del Monte Foods Company
Non-Employee Director and Independent Contractor
1997 Stock Incentive Plan

Del Monte Foods Company
1998 Stock Incentive Plan

(Full titles of the Plans)

______________________

William R. Sawyers, Esq.
Vice President, General Counsel and Secretary
Del Monte Foods Company
One Market, San Francisco, California 94105
(Name and Address of Agent for Service)
(415) 247-3000
(Telephone number, including area code, of agent for service)
______________________
Copies to:
Douglas D. Smith, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, 26th Floor
San Francisco, California 94104
(415) 393-8200

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share, to be issued under the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan	75,000 shares	$8.0938	$607,035	$162
Common Stock, par value $.01 per share, to be issued under the 1998 Stock Incentive Plan	2,870,000 shares	$8.0938	$23,229,206	$6,133
Total	2,945,000 shares		$23,836,241	$6,295

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan and the 1998 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Del Monte Foods Company Common Stock.

(2) A Registration Statement on Form S-8 was filed with the Securities and Exchange Commission on May 26, 1999, registering shares of Common Stock and Options to purchase such Common Stock issuable pursuant to the Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan and the 1998 Stock Incentive Plan and a registration fee was paid in connection therewith. The fee for the 2,945,000 additional shares included in this Registration Statement is calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock as reported on the New York Stock Exchange on December 13, 2000.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a) The contents of the Registrant's Registration Statement on Form S-8 (No. 333-79315) filed with the Commission on May 26, 1999;

(b) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

(c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

d) The description of the Common Stock of the Registrant contained in the Prospectus dated February 4, 1999 filed pursuant to Rule 424(b) of the Securities Act with respect to the Registrant's Registration Statement on Form S-1, as amended (No. 333-48235), filed with the Commission on March 19, 1998 and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the Commission on July 23, 1998.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant's Certificate of Incorporation provides for indemnification of officers and directors to the fullest extent permitted by Delaware Law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By- laws.

The Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan and the Del Monte Foods Company 1998 Stock Incentive Plan each provide that no member of the Registrant's Board of Directors nor any committee thereof shall be liable for any action or determination made in good faith with respect to such plan. The Registrant also carries liability insurance covering officers and directors.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, as amended.
4.2	Del Monte Foods Company 1998 Stock Incentive Plan, as amended.
5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.
23.1	Consent of KPMG LLP, Independent Public Accountants.
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

Item 9. Undertaking

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) to remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 20th day of December, 2000.

DEL MONTE FOODS COMPANY

By: /s/Richard G. Wolford

Richard G. Wolford

President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Meyers and William R. Sawyers, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/Richard G. Wolford Richard G. Wolford	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 14, 2000
/s/David L. Meyers David L. Meyers	Executive Vice President, Administration and Chief Financial Officer (Principal Financial Officer)	December 19, 2000
/s/Richard L. French Richard L. French	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 19, 2000
/s/Richard W. Boyce Richard W. Boyce	Director	December 19, 2000
/s/Timothy G. Bruer Timothy G. Bruer	Director	December 15, 2000
/s/Al Carey Al Carey	Director	December 17, 2000
/s/Patrick Foley Patrick Foley	Director	December 19, 2000
/s/Brian E. Haycox Brian E. Haycox	Director	December 15, 2000
/s/Denise M. O'Leary Denise M. O'Leary	Director	December 19, 2000
/s/William S. Price, III William S. Price, III	Director	December 19, 2000
/s/Jeffrey A. Shaw Jeffrey A. Shaw	Director	December 19, 2000
/s/Wesley J. Smith Wesley J. Smith	Director	December 18, 2000

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, as amended.
4.2	Del Monte Foods Company 1998 Stock Incentive Plan, as amended.
5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.
23.1	Consent of KPMG LLP, Independent Public Accountants.
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).